UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    May 26, 2009

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On May 26, 2009 J.W. Roth informed Disaboom Inc. (the “Company”) that he has decided to resign from the Company’s board of directors. Mr. Roth did not cite any disagreement with management or Company practices or policies as the basis for his decision to resign. Instead, he cited personal reasons and time demands as the reason for his decision to resign. Mr. Roth’s resignation was effective May 28, 2009.

        Effective May 28, 2009 Dr. J. Glen House was appointed to serve as Chairman of the Company’s board of directors. At this time Dr. House has not been appointed to serve on any board of director committees. There is no arrangement or understanding pursuant to which Dr. House was appointed to the Company’s board of directors.  Dr. House’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors. Other than the standard compensation arrangements, there are no arrangements or understandings between Dr. House and any other person pursuant to which he was appointed as a director.

        Dr. House is a founding member of the Company and currently serves as the Company’s Chief Medical Advisor. From November 2006 through November 5, 2008 he served on the Company’s board of directors. He also previously served as the Company’s Executive Director of Content and Chief Medical Officer pursuant to the terms of an employment agreement. On May 12, 2009 the Company and Dr. House mutually agreed to terminate the terms of his employment agreement and Dr. House was paid a severance equal to approximately eight months of his then current salary (being a total severance payment of $50,000).

Item 8.01 – Other Events.

        On May 28, 2009 the Company issued a press release regarding Mr. Roth’s resignation and Dr. House’s appointment as Chairman. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein.

Item 9.01. – Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated May 28, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Date: May 29, 2009	Disaboom Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: Chief Executive Officer, President and Chief Financial Officer